                                                                    EXHIBIT 4(h)

                         SECURITIES PURCHASE AGREEMENT

                                    between


                               ORGANOGENESIS INC.


                                      and


                                   PURCHASERS



                                 March 30, 1999



                         ______________________________

   SECURITIES PURCHASE AGREEMENT, dated as of March 30, 1999 (this "Agreement"),
                                                                    ---------
between Organogenesis Inc., a corporation organized and existing under the laws of the State of Delaware (the "COMPANY"), and those Purchasers listed on Exhibit
                               -------
I annexed hereto, each sometimes referred to herein as a "PURCHASER" and
                                                          ---------
collectively as the "PURCHASERS."
                     ----------

     WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, (i) up to an aggregate principal amount of $20,000,000 of the Company's 7% Convertible Subordinated Notes due March 29, 2004 (the "CONVERTIBLE NOTES"), which are convertible into shares of the
           -----------------
Company's common stock, $.01 par value per share (the "COMMON STOCK"), and (ii)
                                                       ------------
warrants to purchase up to an aggregate of 400,000 shares of the Company's Common Stock (the "WARRANTS").
                   --------

     IN CONSIDERATION of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                        PURCHASE AND SALE OF SECURITIES

     1.1  Purchase and Sale of Securities.  Subject to the terms and conditions
          -------------------------------
set forth herein, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company the Convertible Notes and the Warrants at the Closing described below. At the Closing the Company shall issue and deliver to the Purchasers the Convertible Notes substantially in the form of Exhibit A hereto and the Warrants substantially in the form of Exhibit B hereto.
---------                                                      ---------
The Warrants shall grant to the Purchasers the right to purchase one share of the Company's Common Stock for each $50.00 in face value of the Convertible Notes sold to each Purchaser at the Closing at the Exercise Price as set forth in the Warrants. All references herein to "dollars" or "$" shall be to U.S. dollars (U.S.$) unless otherwise specified.

     1.2  The Closing.  The closing of the purchase and sale of the Convertible
          -----------
Notes (the "Closing") shall take place at the offices of Mintz, Levin, Cohn,
            -------
Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111 ("MINTZ LEVIN") immediately following the execution hereof or such later
        -----------
date as the parties shall agree. The date of the Closing is hereinafter referred to as the "CLOSING DATE." At the Closing, (a) the Company shall
                    ------------
deliver to the Purchasers (i) the Convertible Notes and the Warrants, each in the amounts and registered in the name of the Purchasers as specified on Exhibit
                                                                         -------
I hereto, and (ii) all other documents, instruments and writings required to
-
have been delivered at or prior to the Closing by the Company to the Purchasers pursuant to this Agreement; and (b) the Purchasers shall deliver to the Company
(i) the purchase price for the Convertible Notes and Warrants being purchased by them at the Closing, determined in accordance with Section 1.2(a)(i), in immediately available funds by wire transfer to an account designated in writing by the Company for such purpose on or prior to the Closing Date, and (ii) all documents, instruments and writings required to have been delivered at or prior to the Closing by the Purchasers pursuant to this Agreement.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     2.1  Representations, Warranties and Agreements of the Company.  The
          ---------------------------------------------------------
Company hereby makes the following representations and warranties to each of the
Purchasers:

          (a) Organization and Qualification.  The Company is a corporation,
              ------------------------------
duly incorporated, validly existing and in good standing under the laws of the State of Delaware with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has no subsidiaries other than as set forth in Schedule
                                                                       --------
2.1(a) (collectively, the "SUBSIDIARIES").  Each of the Subsidiaries is a
------                     ------------
corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the full corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate be reasonably be expected to (x) adversely affect the legality, validity or enforceability of this Agreement, the Convertible Notes, the Warrants, and the Registration Rights Agreement (in substantially the form set forth in Exhibit C attached hereto (the "Registration
                                    ---------
Rights Agreement") (this Agreement, the Convertible Notes, the Warrants and the Registration Rights Agreement are hereinafter collectively referred to as the "TRANSACTION DOCUMENTS"), (y) have or result in a material adverse effect on the
 ---------------------
results of operations, business, properties, assets, prospects, or financial condition of the Company and the Subsidiaries, taken as a whole, or (z) adversely impair the Company's ability to perform fully on a timely basis its obligations under the Transaction Documents (a "MATERIAL ADVERSE EFFECT").
                                                -----------------------

          (b) Authorization; Enforcement.  The Company has the requisite
              --------------------------
corporate power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Company. Each of the Transaction Documents has been duly executed by the Company and when delivered in accordance with the terms hereof shall constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

          (c) Capitalization.  The authorized, issued and outstanding capital
              --------------
stock of the Company is set forth in Schedule 2.1(c).  No holder of the Common
                                     ---------------
Stock is entitled to preemptive or similar rights arising by or out of any charter document or bylaws of the Company or by any agreement or understanding with the Company. Except as disclosed in Schedule 2.1(c), there are no
                                          ---------------
outstanding options, warrants, rights to subscribe to, calls or commitments relating to, or, except as a result of the purchase and sale of the Convertible Notes and the Warrants hereunder, securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. To the knowledge of the Company, except as specifically disclosed in the SEC Documents (as defined below) or
Schedule 2.1(c), no Person (as defined below) beneficially owns (as determined
---------------
pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) or has the right to acquire by agreement with or
              ------------
by obligation binding upon the Company beneficial ownership of in excess of 5% of the Common Stock. For purposes of this Agreement, a "PERSON" shall mean an
                                                         ------
individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind. There are no agreements or arrangements under which the Company or any Subsidiary is obligated to register the sale of any of their securities under the Securities Act of 1933, as amended (the "Securities Act"). Except as disclosed in Schedule 2.1(c), there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities (as defined below) pursuant to this Agreement, the Convertible Notes or the Warrants.

          (d) Issuance of Convertible Note and Warrant.  The Convertible Notes
              ----------------------------------------
and the Warrants are duly authorized for issuance and sale to the Purchasers by the Company pursuant hereto, and, when issued and paid for in accordance with the terms hereof, shall be validly issued, fully paid and nonassessable. Such number of shares of Common Stock (subject to adjustment pursuant to the Company's covenant set forth in the following sentence) as to which the Company shall file a listing application in accordance with Section 3.7 hereof have been duly authorized and reserved for issuance upon conversion of the Convertible Notes and the exercise of the Warrants. The Company, as at the respective dates the outstanding Convertible Notes (and all interest accrued thereon) and the Warrants first become convertible or exercisable, as the case may be, in accordance with their respective terms, has authorized at least 300,000 shares of Common Stock for issuance upon payment of interest due under the Convertible Notes and will maintain an adequate reserve of duly authorized shares of Common Stock to enable it to perform the exercise of the Warrants, the conversion of the Convertible Notes and the payment of interest on such Convertible Notes in accordance with the respective terms of such Warrants and Convertible Notes. The shares of Common Stock issuable upon conversion of the Convertible Notes, the payment of interest due on such Convertible Notes, and upon exercise of the Warrants are collectively referred to herein as the "UNDERLYING SHARES." When
                                                     -----------------
issued in accordance with the terms of the Convertible Notes and the Warrants, as the case may be, the Underlying Shares will be validly issued, fully paid and nonassessable. The Convertible Notes, the Warrants and the Underlying Shares are collectively referred to herein as the "SECURITIES."
 ----------

          (e) No Conflicts.  The execution, delivery and performance of the
              ------------
Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of its Certificate of Incorporation or By-laws (each as amended through the date hereof) or (ii) subject to obtaining the Required Approvals (as defined below), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) to the knowledge of the Company, result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including Federal, state and foreign securities laws and regulations), or by which any material property or asset of the Company is bound or affected, except in the case of each of clauses (ii) and (iii), such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as could not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate of incorporation (or other similar charter documents) or bylaws. Neither the Company nor any Subsidiary is conducting its business in violation of any applicable law, ordinance or regulation of any governmental authority which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (f) Consents and Approvals.  Neither the Company nor any Subsidiary is
              ----------------------
required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other Federal, state, local, foreign or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents (the "REQUIRED APPROVALS") other than the following post-closing requirements
      ------------------
(which do not constitute Required Approvals) (i) the filing of the Registration Statement (as defined in the Registration Rights Agreement) for the Underlying Shares with the Securities and Exchange Commission (the "COMMISSION") pursuant
                                                         ----------
to the Registration Rights Agreement, and (ii) the applications for the listing of the Underlying Shares with the American Stock Exchange (and with any other national securities exchange or market on which the Common Stock is then listed), which listing will not require any stockholder approval.

          (g) Litigation; Proceedings.  Except as specifically disclosed in the
              -----------------------
Disclosure Materials (as defined below), there is no action, suit, notice of violation, proceeding or investigation pending or, to the best knowledge of the Company, threatened against, or affecting the Company or any of its Subsidiaries or any of their respective properties before or by any court, governmental or administrative agency or regulatory authority (Federal, state, local or foreign) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

          (h) No Default or Violation.  Except in each case as could not
              -----------------------
reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Subsidiary (i) is in default under or in violation of any indenture, loan or credit agreement or any other material contract, agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) is in violation of any order of any court, arbitrator or governmental body (Federal, state, local or foreign), or (iii) is in violation of any statute, rule or regulation.

          (i) Private Offering.  Neither the Company nor any Person acting on
              ----------------
its behalf has taken or will take any action which might subject the offering, issuance or sale of the Securities to the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT").
                                         --------------

          (j) SEC Documents.  The Company has filed all reports required to be
              -------------
filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the "SEC DOCUMENTS" and, together with
                                              -------------
the Schedules to this Agreement the "DISCLOSURE MATERIALS") on a timely basis,
                                     --------------------
or has received a valid extension of such time of filing. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods shown, subject, in the case of unaudited statements, to normal year-end audit adjustments. Except as set forth in the Risk Factors Memorandum attached hereto as Exhibit "D" (the RISK FACTORS
                                           -----------      ------------
MEMORANDUM"), since the date of the financial statements included in the
-----------
Company's last filed Quarterly Report on Form 10-Q, there has been no event, occurrence or development that has had or that would reasonably expected to have or result in a Material Adverse Effect which has not been specifically disclosed in writing to the Purchasers by the Company.

          (k) Investment Company.  The Company is not, and is not an Affiliate
              ------------------
of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (l) Certain Fees.  No fees or commissions will be payable by the
              ------------
Company to any broker, financial or investment advisor, placement agent finder, investment banker, bank or any other Person acting in a similar capacity with respect to the transactions contemplated by this

Agreement as a result of the actions of the Company. The Purchaser shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold harmless the Purchaser, its respective employees, officers, directors, agents, and their respective Affiliates (as such term is defined under Rule 405 promulgated under the Securities Act), from and against all claims, losses, damages, costs (including the costs of preparation and reasonable attorney's fees) and expenses suffered in respect of any such claimed or existing fees.

          (m) Solicitation Materials.  The Company has not (i) distributed any
              ----------------------
offering materials in connection with the offering and sale of the Securities other than the Disclosure Materials or (ii) solicited any offer to buy or sell the Securities by means of any form of general solicitation or advertising.

          (n) Form S-3 Eligibility.  The Company is, as of the Closing Date,
              --------------------
eligible to register securities for resale with the Commission under Form S-3 promulgated under the Securities Act.

          (o) Listing and Maintenance Requirements Compliance.  The Company has
              -----------------------------------------------
not in the two years preceding the date hereof received written notice from any stock exchange or market on which the Common Stock is or has been listed (or on which it has been quoted) to the effect that the Company is not in compliance with the listing or maintenance requirements of such exchange or market.

     2.2  Representations and Warranties of the Purchaser.  Each of the
          -----------------------------------------------
Purchasers, severally and not jointly, hereby represents and warrants to the Company as follows:

          (a) Organization; Authority.  If such Purchaser is a corporation or a
              -----------------------
partnership, such Purchaser (if a corporation) is duly incorporated, or (if a partnership) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, with the requisite power and authority to enter into and to consummate the transactions contemplated hereby and by the Registration Rights Agreement and otherwise to carry out its obligations hereunder and thereunder. The purchase by such Purchaser of the Securities to be purchased by it hereunder has been duly authorized by all necessary action on the part of such Purchaser. Each of this Agreement and the Registration Rights Agreement has been duly executed by such Purchaser and when delivered in accordance with the terms hereof shall constitute the valid and legally binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium liquidation and similar laws relating to or affecting generally the enforcement of creditors' rights and remedies or by other general principles of equity.

          (b) Investment Intent.  Such Purchaser is acquiring the Securities
              -----------------
hereunder for its own account for investment purposes only and not with a view to, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that such Purchaser reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

          (c) Purchaser Status.  At the time such Purchaser was offered the
              ----------------
Convertible Note and the Warrant to be purchased by it hereunder, it was, and at the date hereof, it is, and at the Closing Date it will be, an "accredited investor" as defined in Rule 501(a) under the Securities Act.

          (d) Experience of Purchaser.  Such Purchaser either alone or together
              -----------------------
with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment including, but not limited to, the risks set forth in the Risk Factors Memorandum.

          (e) Ability of Purchaser to Bear Risk of Investment.  Such Purchaser
              -----------------------------------------------
is able to bear the economic risk of an investment in the Securities, and, at the present time, is able to afford a complete loss of such investment.

          (f) Access to Information.  Such Purchaser acknowledges receipt of the
              ---------------------
Disclosure Materials and the Risk Factors Memorandum and further acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities, and the risks of investing in the Securities; (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that the Purchaser believes is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information contained in the Disclosure Materials and the Risk Factors Memorandum.

          (g) Reliance.  Such Purchaser understands and acknowledges that (i)
              --------
the Convertible Note and the Warrant to be sold to it hereunder are being offered and sold to it in a private placement that is exempt from the registration requirements of the Securities Act and (ii) the availability of such exemption depends in part on and the Company will rely upon the accuracy and truthfulness of the foregoing representations, and the Purchaser hereby consents to such reliance.

                                  ARTICLE III

                        OTHER AGREEMENTS OF THE PARTIES

     3.1  Transfer Restrictions.  (a)  If any Purchaser should decide to dispose
          ---------------------
of any portion of the Securities held by it, each such Purchaser understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act, to the Company or pursuant to an available exemption from the registration requirements thereof. In connection with any transfer of any portion of the Securities other than pursuant to an effective registration statement or to the Company such Purchaser shall deliver to the Company an opinion of counsel, in a form reasonably acceptable to the Company and the Company's legal counsel, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or such Purchaser shall provide the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the Securities Act (or a successor rule thereto) ("Rule 144").

          (b) The Purchaser agrees to the imprinting, so long as is required by this Section 3.1(b), of the following legend on the Securities, as applicable:

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), ANY STATE SECURITIES LAW OR ANY OTHER SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

          The Underlying Shares shall not contain the legends set forth above (or any other legend other than legends relating to the existence of any shareholder rights or similar plan then in effect) if (i) such Underlying Shares are registered for sale under the Securities Act and all necessary state and foreign approvals are obtained or (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in form and substance reasonably acceptable to the Company, to the effect that a public sale or transfer of such Security may be made without registration under the Securities Act. The Company agrees that it will provide each Purchaser, upon request, with a certificate or certificates representing Underlying Shares, free from any legend at such time as such legends are no longer required pursuant to this Section.

     3.2  Stop Transfer Instruction.  The Company may not make any notation on
          -------------------------
its records or give instructions to any transfer agent of the Company other than as provided for in the Transaction Documents.

     3.3  Furnishing of Information.  As long as any Purchaser owns Underlying
          -------------------------
Shares, the Company covenants to timely file (or obtain extensions in respect thereof) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. If the Company is not at the time required to file reports pursuant to such sections, it will prepare and furnish to the Purchaser and make publicly available in accordance with Rule 144(c) promulgated under the Securities Act annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance substantially similar to those that would otherwise be required to be included in reports required by Section 13(a) or 15(d) of the Exchange Act, as well as any other information required thereby, in the time period that such filings would have been required to have been made under the Exchange Act.

     3.4  Copies and Use of Disclosure Materials.  The Company consents to the
          --------------------------------------
use of the Disclosure Materials and the Risk Factors Memorandum, and any amendments and supplements thereto, by the Purchasers in connection with resales of Securities other than pursuant to an effective Underlying Shares Registration Statement.

     3.5  Blue Sky Laws.  In accordance with the Registration Rights Agreement,
          -------------
the Company shall qualify the Underlying Shares under the securities or Blue Sky laws of such jurisdictions as any Purchaser may reasonably request and shall continue such qualification at all times through the second anniversary of the Closing Date; provided, however, that neither the Company nor its Subsidiaries
              --------  -------
shall be required in connection therewith to qualify as a foreign corporation where they are not now so qualified or to take any action that would subject the Company to general service of process in any such jurisdiction where it is not then so subject.

     3.6  Integration.  The Company shall not and shall use its best efforts to
          -----------
ensure that no Affiliate of the Company shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the issue or sale of any of the Securities to the Purchaser.

     3.7  Listing and Reservation of Underlying Shares.  (a)  The Company shall
          --------------------------------------------
(i) not later than the fifth Business Day following the Closing Date prepare and file with the American Stock Exchange (as well as any other national securities exchange or market on which the Common Stock is then listed or traded) an additional shares listing application covering at least the sum of 2,046,333
                                                                   ---------
Underlying Shares (comprised of 1,346,333 shares reserved for issuance upon
                                ---------
conversion of the Convertible Notes, 300,000 shares which may be issued as
                                     -------
payment for interest which may be payable on the Convertible Notes, and 400,000
                                                                        -------
shares reserved for issuance upon exercise of the Warrants) (ii) take all steps after the Closing necessary to cause such shares to be approved for listing on the American Stock Exchange (as well as on any other national securities exchange or market on which the Common Stock is then listed) as soon as possible thereafter; and (iii) provide to the Purchaser evidence of such listing. The Company shall maintain the listing of its Common Stock on such exchange.

          (b) The Company shall take all action necessary to at all times have authorized and reserved for the purpose of issuance, upon conversion of the Convertible Notes, for payment of interest thereupon in shares of Common Stock pursuant to the terms thereof, and upon exercise of the Warrants in accordance with their terms the number of shares to be listed on the American Stock Exchange (and such other national securities exchange or market on which the Common Stock is then listed or traded) as set forth in Section 3.7(a).

     3.8  Use of Proceeds.  The Company shall use all of the net proceeds from
          ---------------
the placement of the Securities for general working capital purposes and capital equipment requirements. Pending application of the proceeds of this placement in the manner permitted hereby, the Company will invest such proceeds in accordance with its written investment guidelines.

     3.9  Conversion Obligations of the Company.  The Company covenants to honor
          -------------------------------------
conversions of the Convertible Notes and exercise of the Warrants and to deliver Underlying Shares in accordance with the terms and conditions and time period set forth in the respective Convertible Notes and the Warrants.

                                   ARTICLE IV

                                   CONDITIONS

     4.1  Conditions Precedent to the Obligation of the Purchasers to Purchase
          --------------------------------------------------------------------
the Convertible Note.  The obligation of the Purchasers hereunder to acquire and
--------------------
pay for the Convertible Notes is subject to the satisfaction (or waiver by the Purchasers) at or before the Closing of each of the following conditions:

          (a) Accuracy of the Company's Representations and Warranties.  The
              --------------------------------------------------------
representations and warranties of the Company contained herein shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality in Section 2.1, in which case such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Closing Date as though made on and as of such date;

          (b) Performance by the Company.  The Company shall have performed,
              --------------------------
satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date;

          (c) No Injunction.  No suit, action or other proceeding shall have
              -------------
been commenced (and be pending) which seeks to restrain or prohibit or questions the validity or legality of the transactions contemplated by the Transaction Documents, nor shall any such suit, action or proceeding be threatened.

          (d) No Suspensions of Trading in Common Stock.  The trading in the
              -----------------------------------------
Common Stock shall not have been suspended by the Commission or on the American Stock Exchange (except for any suspension of trading of limited duration solely to permit dissemination of material information regarding the Company;

          (e) Legal Opinion.  The Company shall have delivered to the Purchaser
              -------------
an opinion of Mintz Levin in substantially the form attached hereto as Exhibit E
                                                                       ---------
and dated the Closing Date;

          (f) Required Approvals.  All Required Approvals shall have been
              ------------------
obtained;

          (g) Shares of Common Stock.  On the Closing Date the Company shall
              ----------------------
have reserved for issuance to the Purchaser the number of shares of Common Stock specified in Section 2.1 (d); and

          (h) Delivery of Securities.  The Company shall have delivered to Mintz
              ----------------------
Levin in escrow pending the Closing the Convertible Notes and the Warrants by the Purchasers, registered in the name of the Purchaser, each in form satisfactory to counsel for the Purchasers;

          (i) Registration Rights Agreement.  The Company and the Purchaser
              -----------------------------
shall have executed the Registration Rights Agreement.

                                   ARTICLE V

                                INDEMNIFICATION

     5.1 In consideration of each Purchaser's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each purchaser and each other holder of the Securities and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "PURCHASER INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable expenses in connection therewith (irrespective of whether any such Purchaser Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "PURCHASER INDEMNIFIED LIABILITIES"), incurred by any Purchaser Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any certificate, instrument or document delivered pursuant thereto,
(b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any certificate, instrument or document delivered pursuant thereto, or (c) any cause of action, suit or claim brought or made against such Purchaser Indemnitee and arising out of or resulting from any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or the status of such Purchaser or holder of the Securities as an investor in the Company.

     5.2 In consideration of the Company's execution and delivery of the Transaction Documents and in addition to the other obligations of the Purchasers under the Transaction Documents, each of the Purchasers severally, and not jointly (the "RESPONSIBLE PURCHASER"), shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, employees and agents (including, with out limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "COMPANY INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable expenses in connection therewith (irrespective of whether any such Company Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "COMPANY INDEMNIFIED LIABILITIES"), incurred by any Company Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Responsible Purchaser(s) contained in the Transaction Documents or any certificate, instrument or document delivered pursuant thereto, or (c) any cause of action, suit or claim brought or made against such Company Indemnitee and arising out of or resulting from the status of such Responsible Purchaser(s) or holder of the Securities as an investor in the company. To the extent that the foregoing undertaking by the Purchasers may be unenforceable for any reason, the Responsible Purchaser(s) shall make the maximum contribution to the payment and satisfaction of each of the Company Indemnified Liabilities which is permissible under applicable law; provided however, that in no event shall the Responsible Purchaser be liable or responsible for any amounts in excess of the principal amounts of Convertible
Notes set forth opposite such Purchaser's name on Exhibit I.    To the extent
that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Purchaser Indemnified Liabilities which is permissible under applicable law; provided however, that in no event shall the Responsible Purchaser be liable or responsible for any amounts in excess of the principal amounts of Convertible Notes set forth opposite such Purchaser's name on Exhibit I.


                                  ARTICLE VI

                                MISCELLANEOUS

     6.1  Fees and Expenses.  Each party shall pay the fees and expenses of its
          -----------------
advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Transaction Documents, except that the Company shall pay Kramer Levin Naftalis & Frankel LLP, counsel to the Purchasers, an amount not to exceed Seventy-Five Thousand Dollars ($75,000.00) in connection with the transactions contemplated by this Agreement and except as set forth in the Registration Rights Agreement. The Company shall pay all stamp and other U.S. taxes and duties levied in connection with the issuance of the Securities pursuant hereto.

     6.2  Entire Agreement; Amendments.  This Agreement, together with the
          ----------------------------
Exhibits and Schedules hereto, the Registration Rights Agreement, the Convertible Notes and the Warrants contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

     6.3  Notices.  Any and all notices or other communications or deliveries
          -------
required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (Eastern Standard time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in the Purchase Agreement later than 4:30 p.m. (Eastern Standard time) on any date and earlier than

11:59 p.m. (Eastern Standard time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

     If to the Company:     Organogenesis Inc.
                            150 Dan Road
                            Canton, MA 02021
                            Attn:  Mr. Herbert M. Stein, Chairman
                            Facsimile No.:  (781) 575-1570

               and          Organogenesis Inc.
                            150 Dan Road
                            Canton, MA 02021
                            Attn: Donna L. Abelli, Chief Financial Officer Facsimile No.: (781) 575-1570

     With copies to:        Mintz, Levin, Cohn, Ferris, Glovsky
                             and Popeo, P.C.
                            One Financial Center
                            Boston, MA 02111
                            Attn:  Neil H. Aronson, Esquire
                                   John J. Cheney, Esquire
                            Facsimile No.:  (617) 542-2241

     If to the Purchasers:  At the Addresses Set Forth
                            in Schedule I Attached hereto

     With copies to:        Kramer Levin Naftalis & Frankel LLP
                            919 Third Avenue
                            New York, New York 10022
                            Attn:  Ezra G. Levin, Esquire
                            Facsimile No.: (212) 715-8000

or such other address as may be designated in writing hereafter, in the same manner, by such person.

     6.4  Amendments; Waivers.  No provision of this Agreement may be waived or
          -------------------
amended except in a written instrument signed, in the case of an amendment, by both the Company and the Purchasers holding at least sixty percent (60%) of the then principal balance of Convertible Notes; or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Notwithstanding the foregoing, no Convertible Note or Warrant may be modified without the consent of the holder of such security.

     6.5  Headings.  The headings herein are for convenience only, do not
          --------
constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     6.6  Successors and Assigns.  This Agreement shall be binding upon and
          ----------------------
inure to the benefit of the parties and their successors and permitted assigns. No Purchaser shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, except that a Purchaser may assign some or all of its rights hereunder to (i) an "affiliate" of such Purchaser (as such term is defined in the 1934 Act (subject to such affiliate demonstrating to the reasonable satisfaction of the Company its satisfaction of the representations and warranties of the Purchaser set forth in Section 2.2 hereof)) or (ii) any other Purchaser without the consent of the Company.

     6.7  Governing Law.  This Agreement shall be governed by and construed and
          -------------
enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to the principles of conflicts of law thereof.

     6.8  Survival.  The agreements and covenants contained in Article III, IV
          --------                                             -----------  --
and this Article VI shall survive the delivery and conversion of the Convertible
         ----------
Notes pursuant to this Agreement and the representations and warranties of the Company and the Purchaser contained in Article II shall survive until a date
                                       ----------
that is two years after the Closing Date.

     6.9  Execution.  This Agreement may be executed in two or more
          ---------
counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

     6.10 Severability.  In case any one or more of the provisions of this
          ------------
Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                            SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this PURCHASE AGREEMENT to be duly executed as of the date first indicated above.


                                   Company:

                                   ORGANOGENESIS INC.


                                   By: ___________________________________
                                       Herbert M. Stein, Chairman
                                       and Chief Executive Officer

                                   Purchasers:

                                   Purchaser Name:

                                   ______________________________________


                                   By:___________________________________

                                   Name:_________________________________

                                   Title:________________________________

                                   Amount: ______________________________

                                   EXHIBIT I
                                   ---------


1.   Allan Ades
2.   Alblert Erani
3.   Dennis Erani
4.   David Gardner
5.   Bernard Marden
6.   North American Management Corp.
7.   New England Aquarium
8.   Deerwood Corporation
9.   Brown Simpson Strategic Growth Fund, Ltd.
10.  Brown Simpson Strategic Growth Fund, L.P.

                          COMPANY DISCLOSURE SCHEDULES
                          ----------------------------

                               NOTES TO SCHEDULES


1. Capitalized terms used in these Company Disclosure Schedules but not defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement (the "Agreement").

2. Headings and captions in these Company Disclosure Schedules are for convenience of reference only and shall in no way modify or affect, or be considered in construing or interpreting any information provided herein.

                                SCHEDULE 2.1(A)


                                  SUBSIDIARIES
                                  ------------


1. Dan Capital Corp. (a Delaware Corporation)


2. ECM Pharma(TM), Inc. (a Delaware Corporation)

                                SCHEDULE 2.1(C)

                                CAPITALIZATION
                                --------------

                              As of March 19, 1999

1. Common Stock The authorized capital stock of the Corporation consists of 40,000,000 shares of Common Stock, of which:

       (A) 30,454,300 shares are duly authorized, validly issued and outstanding, fully paid and nonassessable (exclusive of 40,000 treasury shares);

       (B) 6,682,997 shares are duly authorized and reserved for issuance to officers, employees or directors of, or consultants to, the Corporation pursuant to options or other rights to acquire such shares approved or to be approved by the Board of Directors or a committee thereof pursuant to the Corporation's stock option and employee stock purchase plans;

       (C) 663,712 shares are duly authorized and reserved for issuance for the conversion of Series C Convertible Preferred Stock and upon exercise of warrants related to this stock;

2. Preferred Stock The Company has authorized 1,000,000 shares of Preferred Stock, of which:

       (A) 250,000 shares have been designated as Series A Convertible Preferred Stock, all of which shares of Series A Convertible Preferred stock have been issued and converted into Common Stock; and

       (B) 50,000 shares have been designated as Series B Junior Participating Preferred Stock, all of which are duly authorized and unissued.

       (C) 200 shares have been designated as Series C Convertible Preferred Stock, 62 of which are authorized, validly issued and outstanding, fully paid and nonassessable and 138 of which have been issued and converted into Common Stock.

       (D) Additional shares of authorized Preferred Stock may be issued without stockholder approval, subject to the rights of any holders of outstanding Series C Preferred Stock. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the holders of Common Stock.

3. Shareholder Rights Plan. The Company has adopted a Shareholder Rights Plan as disclosed in SEC Disclosure Documents.

4. Description of the Rights of the Holders of Series C Preferred Stock and Placement Agent Warrants. Pursuant to a Securities Purchase Agreement dated March 26, 1998, the Company sold an aggregate amount of $20 million of Convertible Preferred Stock and warrants in a private placement with two institutional investors. The Company sold 200 shares of Series C Convertible Preferred Stock ("Series C Preferred Stock") which pay no dividends. The number of shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock (the "Conversion Shares") will be determined by dividing the stated value by the conversion price then in effect. The conversion price per share is to be the lower of (i) $28.80 and (ii) the average of the Closing Bid Prices of the Common Stock for any three trading days selected by the investors during the 20 consecutive trading days immediately preceding the date of conversion, in each case, subject to adjustment for subsequent dilutive financings or if the Company declares a dividend or makes a distribution in shares of Common Stock, subdivides or reclassifies the outstanding shares of Common Stock into a greater number of shares, or combines or reclassifies the outstanding Common Stock into a smaller number of shares. The number of shares of Common Stock into which the investors, in the aggregate, may convert the Preferred Stock is subject to certain limits. However, no limits exist for conversions or redemption or upon a major transaction, such as a consolidation or merger, the sale or transfer of substantially all of the Company's assets, or a purchase, tender or exchange offer for more than 50% of the outstanding shares of Common Stock that is accepted by the holders thereof. Additionally, the investors are not entitled to convert Series C Preferred Stock in excess of that number of Series C Preferred Stock Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by such investor and its affiliates to exceed 4.9% of the outstanding shares of the Common Stock following such conversion. Each investor was entitled to convert 25% of the Series C Preferred Stock owned by that investor at any time on or after the earlier of the date of effectiveness of a registration statement covering the resales of the Conversion Shares and a date that was 60 days from the date of issuance of the Preferred Stock (the "Initial Conversion Date"). An additional 25% of the Series C Preferred Stock owned by each investor became convertible on each of the dates 60, 120 and 180 days, respectively, following the Initial Conversion Date. The Company may call for conversion under certain conditions based on continued improvement in the price of the Company's Common Stock. Upon the Mandatory Conversion Date of March 26, 2000, the Company has the option of redeeming any outstanding Preferred Stock by paying the investors cash or by converting such Series C Preferred Stock to Common Stock at the then applicable conversion price. In addition, the investors received 200,000 three year warrants to purchase Common Stock at $31.20 per share. The warrants may be exercised at any time prior to April 2001. In July 1998, the investors exercised their right to receive additional warrants to purchase 150,000 shares of common stock at $17.45 per share with an expiration date of March 26, 2001. We also issued a warrant to purchase an aggregate of 50,000 shares of common stock at $28.80 per share to the Placement Agent that expires March 25, 2001. No further warrants may be issued under the Series C preferred stock placement. A registration statement covering 1,800,000 shares of Common Stock pursuant to the foregoing was filed by the Company in April 1998 and declared effective on May 5, 1998.

      In May, September and November 1998, an aggregate of $13,800,000 face amount of the Series C Preferred Stock was converted into Common Stock resulting in the issuance of approximately 1,136,000 shares of Common Stock.

      In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred Stock will be entitled to receive an amount per Series C Preferred Stock share equal to the stated value, before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series C Preferred Shares. As long as the initially issued shares of Series C Preferred Stock remain outstanding, then without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series C Preferred Stock, the Company may not authorize or issue additional or other capital stock that is of senior rank to the Series C Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Until all of the Series C Preferred Stock has been converted or redeemed, the Company may not redeem or declare or pay any cash dividend or distribution on its Common Stock or any other series of preferred stock of the Company without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series C Preferred Stock.

5. Stock Issuance and Registration Rights of Novartis Pharma. Shares of Common Stock that have been or will be issued to Novartis Pharma A.G. (formerly "Sandoz") pursuant to a Stock Purchase Agreement dated January 17, 1996 are subject to registration rights. We received $6,000,000 from Novartis in 1998 relating to milestone equity investments for approximately 212,000 shares of Common Stock. As a result of these equity investments and a prior equity investment of $5,000,000 made in January 1996, Novartis held approximately 2.2% of the Company's outstanding shares as of December 31, 1998.

6. We are currently negotiating an asset purchase transaction that may involve the issuance of up to 50,000 shares of the Company's Common Stock subject to registration rights.

                                SCHEDULE 2.1(E)


                                   CONFLICTS
                                   ---------


Neither the Company nor its subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, any Certificate of Designation, Preferences and Rights of any outstanding series of Preferred Stock of the Company or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries.

                                SCHEDULE 2.1(G)


                            LITIGATION; PROCEEDINGS
                            -----------------------


1.  No material litigation.